FOR IMMEDIATE RELEASE

Media Rating Council grants accreditation to 11 additional
Arbitron Portable People Meter markets
34 PPM markets remain without MRC accreditation;
Annual MRC audits slated for all PPM markets in 2011;
PPM Analysis Tool software application accredited by the MRC

COLUMBIA; MD — March 31, 2011 – Arbitron Inc. (NYSE: ARB) today announced that the Media Rating Council® (MRC) has accredited the monthly average-quarter-hour radio ratings data produced by the Portable People MeterTM radio ratings service in 11 additional markets: Atlanta; Cincinnati; Cleveland; Kansas City; Milwaukee-Racine; Philadelphia; Phoenix; Portland, OR; Salt Lake City-Ogden-Provo; St. Louis and Tampa-St. Petersburg-Clearwater.

These 11 markets join Houston-Galveston; Minneapolis-St. Paul and Riverside-San Bernardino as accredited markets for Arbitron’s PPM ratings service, bringing the total number of MRC-accredited PPM markets to 14.

MRC accreditation has been denied in the other 34 PPM markets based on the findings of the 2010 audits. These markets along with the 14 accredited markets will be audited again in 2011. Arbitron submits each of the 48 markets to annual audits.

“Arbitron shares the MRC’s commitment to improving the quality of audience measurement services,” said Gregg Lindner, executive vice president, Service Innovation and chief research officer, Arbitron Inc. “Thanks to the impact of our continuous improvement initiatives on quality of our samples and services, 11 more PPM markets can now display the MRC ‘double checkmark’ symbol.

“The MRC played an important role in helping us develop a number of our quality initiatives. We will continue to work with the MRC with the goal of achieving accreditation for Portable People Meter radio ratings across all PPM markets,” said Mr. Lindner.

“The MRC appreciates Arbitron’s continuing commitment to our accreditation process for its Portable People Meter services. In working with the MRC, Arbitron has demonstrated its continued commitment to enhancing the quality of its services and ensuring transparency and openness with respect to its methods and procedures,” said George Ivie, chief executive officer and executive director, Media Rating Council.

PPM Analysis Tool accredited by the MRC
The MRC has also accredited the PPM Analysis Tool. Designed specifically for monthly average-quarter-hour PPM data, the PPM Analysis Tool is a software application that provides standard audience analysis reports including rankers, trend reports and audience composition reports. The software also provides ability to analyze audience estimates based on customized demographics and dayparts.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio; television; cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail; media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter™(PPMTM) and PPM 360™; new technologies for media and marketing research.

About MRC

The Media Rating Council is a non-profit industry association, established in 1964, composed of leading television, radio, print and internet companies, as well as advertisers, advertising agencies and trade associations whose goal is to ensure measurement services that are valid, reliable and effective. Measurement services desiring MRC accreditation are required to disclose to their customers all methodological aspects of their service; comply with the MRC Minimum Standards for Media Rating Research; and submit to MRC-designed audits to authenticate and illuminate their procedures. In addition, the MRC membership actively pursues research issues they consider priorities in an effort to improve the quality of research in the marketplace. Currently approximately 60 research products are audited by the MRC. Additional information about MRC can be found at www.mediaratingcouncil.org.

Portable People Meter™; PPM™ and PPM 360™ are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Statements in this release that are not strictly historical; including the statements regarding expectations for 2011 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future; may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include; among other things; the current global economic recession and the upheaval in the credit markets and financial services industry; competition; our ability to develop and successfully market new products and technologies; our ability to successfully commercialize our Portable People Meter™ service; the growth rates and cyclicality of markets we serve; our ability to expand our business in new markets; our ability to successfully identify; consummate and integrate appropriate acquisitions; the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households; litigation and other contingent liabilities including intellectual property matters; our compliance with applicable laws and regulations and changes in applicable laws and regulations; our ability to achieve projected efficiencies; cost reductions; sales growth and earnings; and international economic; political; legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings; including our 2010 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement